Report of Independent Auditors

To the shareholders and Board of Trustees of ING Funds Trust:

In planning and performing our audit of the financial statements of ING Internet Fund, ING Small Cap Growth Fund, ING Focus Fund, ING
Mid Cap Growth Fund, ING Large Cap Growth Fund, ING Tax Efficient Equity Fund, ING Growth & Income Fund, ING International Bond Fund, ING Global Information Technology Fund, ING European Equity Fund,
ING International Equity Fund, ING Global Brand Names Fund, ING High Yield Bond Fund, ING Intermediate Bond Fund and ING Money Market
Fund (fifteen of the portfolios constituting ING Funds Trust) (collectively, the "Funds") for the period ended October 31, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use of disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at October 31, 1999.

This report is intended solely for the information and use of management, the Board of Trustees of the Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



                                                  Ernst & Young LLP

New York, New York
December 3, 1999